SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of September 1, 2011 of (i) each named executive officer and each director of LiveDeal, Inc. (the “Company”); (ii) all named executive officers and directors of the Company as a group; and (iii) each person known to the Company to be the beneficial owner of more than five percent of our common stock.  We deem shares of our common stock that may be acquired by an individual or group within 60 days of September 1, 2011, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but these shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.  Percentage of ownership is based on 691,349 shares of common stock outstanding on September 1, 2011.  The information as to beneficial ownership was either (i) furnished to us by or on behalf of the persons named or (ii) determined based on a review of the beneficial owners’ Schedules 13D/G and Section 16 filings with respect to our common stock.  Unless otherwise indicated, the business address of each person listed is 2490 East Sunset Road, Suite 100, Las Vegas, Nevada 89120.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Sheryle Bolton (1)	-	-
Richard D. Butler, Jr. (2)	1,053	*
Thomas J. Clarke, Jr. (3)	1,053	*
Kevin A. Hall (4)	-	-
Greg A. LeClaire (5)	1,053	*
Lawrence W. Tomsic (6)	4,824	*

All named executive officers and directors as a group (6 persons)	7,983	1.2%

Joseph R. Huber (7)	179,695	26.0%
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*Represents less than one percent of our issued and outstanding common stock.

(1)
Ms. Bolton is a director of the Company.  In connection with her service as a director, Ms. Bolton was granted 1,053 shares of restricted common stock of the Company, but as of the date of this Proxy Statement, such shares remain subject to forfeiture upon Ms. Bolton’s separation from service as a director.  Such shares will fully vest on October 1, 2011.

(2)	Mr. Butler is a director of the Company.
(3)	Mr. Clarke is a director of the Company.
(4)	Mr. Hall is the Company’s President and Chief Executive Officer.
(5)	Mr. LeClaire is a director of the Company.
(6)	Mr. Tomsic is the Company’s Chief Financial Officer. Amount represents stock options that are vested and exercisable or will become vested and exercisable within 60 days after September 1, 2011.
(7)
According to a Schedule 13D (Amendment No. 6) filed by Mr. Huber on November 5, 2010, Mr. Huber beneficially owns 179,695 shares of common stock.  Of the 179,695 shares, 178,360 shares are directly owned by JRH Investments, which is 100% owned and managed by Mr. Huber, 843 shares are beneficially owned by Mr. Huber through his IRA, and 492 shares are beneficially owned by Mr. Huber as the custodian of a custodial account for the benefit of his child.  In addition, Mr. Huber’s spouse owns 588 shares of Common Stock, over which Mr. Huber disclaims beneficial ownership.  Mr. Huber disclaims the existence of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.  Mr. Huber’s business address is 10940 Wilshire Boulevard, Suite 925, Los Angeles, California 90024.